EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE AGREEMENT (the "Agreement") is made as of January 1st, 2008 ("Effective Date") by and between Aviation Upgrade Technologies, Inc. a Nevada corporation (the "Company"), and J. Michael Edwards ("Executive").

WHEREAS, the Company is currently engaged in the development of new pharmaceutical compounds and repositioning existing compounds to develop safer, more effective and less toxic for cancer treatment; and

WHEREAS, the Company desires and intends to employ the Executive as Chief Financial Officer pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its shareholders to enter into this Agreement in order to provide sufficient incentive for the Executive;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. **Term.** The term of this Agreement shall commence on the Effective Date and shall end on the date which is the fourth anniversary of the Effective Date (the "Initial Term"); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year period, effective upon the fourth anniversary of the Effective Date (the "Renewal Term") unless either party notifies the other by a date which is six (6) calendar months prior to the expiration of the Initial Term (such date, the "Notification Date") that such party desires not to extend the Initial Term beyond the termination of the Initial Term. This Agreement shall continue for successive one-year Renewal Terms unless and until either party gives six (6) months notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or the Agreement is otherwise terminated pursuant to Section 5 hereof. The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the "Term."

2. **Position and Responsibilities.**

2.1 Position. Executive will be employed by the Company to render services to the Company in the position of Chief Financial Officer. In that capacity, Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including developing the Company's intellectual property into commercially marketable products. He shall report directly to, and be subject to the general direction and

control of, the Chief Executive Officer. The Executive shall have the powers, authority, functions, and responsibilities consistent with being Chief Financial Officer of the Company. Executive shall abide by all Company rules, policies, and practices as adopted or modified, from time to time, in the Company's sole discretion; and Executive shall use commercially reasonable efforts to promote the interests of the Company.

2.2 Principal Place of Performance. Executive shall be based in San Antonio, Texas, where the Company anticipates it will continue to maintain a principal place of business. Notwithstanding this principal place of employment, Executive shall engage in such travel that is necessary or beneficial to the promotion, development, financing, or operation of the business of the Company.

2.3 Other Activities. While employed by the Company, Executive shall devote the majority of his business time, attention, and skill to perform assigned duties, services, and responsibilities in a diligent, loyal, and conscientious manner, and shall act at all times in the furtherance of the Company's business and interests. Executive shall not, during the term of this Agreement: (a) accept any other employment, or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not be construed to prohibit Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

2.4 No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to proprietary or confidential information of any other person or entity. Further, Executive shall fully indemnify the Company, including but not limited to reasonable attorneys' fees, costs, and expenses of investigation, for any claim by any third party that such third party may now have or may hereafter come to have against the Company, based upon or arising out of any non-competition agreement, confidentiality agreement, or invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

3. Compensation and Benefits.

3.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial salary equivalent to One Hundred Forty Thousand Dollars ($140,000.00) per year ("Base Salary") in equal installments in accordance with the Company's standard payroll practices (but not less than monthly). Such Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Company and Executive or as required by law. Executive's Base Salary will be reviewed, from time to time, in accordance with the established procedures of the Company for adjusting salaries for similarly

situated employees and may be adjusted (upward, but not downward), in the sole discretion of the Board of Directors of the Company.

3.2 Stock Options. Executive shall be eligible to receive options to purchase one hundred and twenty thousand (120,000) shares of the Common Stock at $1.75 per share with a four (4) year vesting period. Such options shall be subject to the terms of the stock option plan under which the options are granted and the terms of the award agreement issued thereunder.

3.3 Fringe Benefits. Executive shall be entitled to participate in the benefit plans that the Company generally makes available to its employees or other executives. The Company reserves the right to terminate any benefit plan for any reason or no reason. Executive shall be entitled to three (3) weeks paid vacation each year.

3.4 Business Expenses. Throughout the term of Executive's employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive's duties. Authorized expenses shall be reimbursed by the Company in accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company's reimbursement policies from time to time and in accordance with Internal Revenue Service guidelines.

3.5 Bonus Plans.

3.5.1 Annual Bonus. As additional compensation for employment under this Agreement, the Executive shall be eligible to receive a cash bonus equal to thirty (30%) percent of the Executive's Base Salary, provided that the Company meets certain performance objectives established by the Board of Directors.

4. Inventions and Proprietary Information; Prohibition on Third Party Information.

4.1 Employee Confidential Information Agreement. Executive shall sign and be bound by the terms of the Confidential Information Agreement, annexed hereto as Exhibit 4.1, the execution of which is a condition to Executive's employment with the Company.

4.2 Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not, at any time, disclose to the Company, or use, or induce the Company to use, any proprietary or confidential information or trade secrets of others, including, but not limited to, any proprietary information or trade secrets, if any, of any former employer if such disclosure or use would violate an obligation of Executive or applicable law.

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Any violation of this provision shall be grounds for Executive's immediate termination for cause. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary or confidential information or trade secrets.

5. Termination; Rights and Obligations on Termination.

5.1 Reasons for Termination of Agreement. This Agreement and Executive's employment may be terminated in any one of the followings ways:

5.1.1 Death. The death of Executive shall immediately and automatically terminate this Agreement. The Company shall pay to the Executive's estate any accrued, but unpaid, Base Salary through the date of termination and shall provide (at Company's expense) health insurance coverage to Executive's spouse and dependent children for the one (1) year period after the Executive's death. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive's death.

5.1.2 Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been unable to perform Executive's duties hereunder for three (3) consecutive months, then the Company may terminate Executive's employment hereunder immediately upon written notice at the end of the three (3) month period. Upon termination as a result of disability, the Company for the one (1) year period after the Executive's termination continue to pay the Base Salary and shall provide (at Company's expense) health insurance coverage to Executive and his spouse and dependent children. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive's termination.

5.1.3 Cause. The Company may terminate this Agreement immediately upon written notice to Executive for "Cause," which shall be: (i) Executive's willful, material, and irreparable breach of this Agreement; (ii) Executive's gross negligence in the performance of any of Executive's material duties and responsibilities hereunder; (iii) Executive's intentional non-performance (other than by reason of Disability or death) of any of Executive's material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Chief Executive Officer or Board of Directors of the Company continuing for ten (10) days after receipt by Executive of written notice of the need to cure; (iv) Executive's dishonesty, fraud, or intentional misconduct with respect to the business or affairs of the Company which the Board of Directors of the Company determines in good faith has been or is likely to be injurious to the interest, property, operations, business, or reputation of the Company; (v) Executive's conviction of a felony; or (vi) Executive's violation of Section 2.4 or Section 4.2 of this Agreement. In the event of a termination for Cause, as enumerated above, Executive shall receive no severance compensation.

5.1.4 Without Cause. At any time after Executive's commencement of employment, the Company may, without Cause, terminate this Agreement and Executive's

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employment, effective thirty (30) days after written notice is provided to Executive. In the event Executive is terminated by the Company without Cause, the Company shall continue to pay the Executive the Base Salary (assuming that Executive would receive no further increases in his Base Salary after his termination of employment) for a period of one year from the date of termination. Additionally, the Company shall provide Executive with continued life insurance and health care coverage (at the Company's expense) that is substantially equivalent to the coverage that was provided to the Executive prior to the Executive's termination for the one year period following the date of the Executive's termination.

5.1.5 Resignation or Retirement by Executive. If Executive resigns, retires, or otherwise terminates employment voluntarily, Executive shall receive no severance compensation.

5.1.6 Superseding Agreement. This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement. In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

5.2 Survival and Continuing Obligations. Upon termination of this Agreement, Executive shall be entitled to receive all compensation earned and all reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided in this Section 5. Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination; except that the Company's obligations under Section 5 herein and Executive's obligation and other matters under Sections 4, 6, 7, and 8 herein shall survive such termination in accordance with their terms.

6. Use and Return of Company Property. Executive acknowledges the Company's proprietary rights and interests in its tangible and intangible property. Accordingly, Executive agrees that upon termination of Executive's employment with the Company, for any reason, and at any time, Executive shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible personal property

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entrusted to Executive by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession or control of Executive, shall be delivered promptly to the Company without request by it. Executive shall certify to the Company, in writing, within five (5) days of any written request by the Company, that all such materials have been returned to the Company.

7. **Disclosure of Relationships or Agreements.** After termination, Executive shall not disclose the specific terms of the Company's relationships or agreements with its respective vendors, financiers, or customers that are not publicly known, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

8. **Non-Competition and Non-Solicitation.**

8.1 Covenant Not To Compete. Executive hereby acknowledges and agrees that, during the term of Executive's employment with the Company: (i) the Company has expended and will continue to expend considerable time, expense, and organizational resources to develop and maintain its reputation and good will in the industry and among its customers and clients and prospective customers and clients; (ii) the Company will rely upon the reputation and good will it has established to successfully continue its business; (iii) the Company will entrust such reputation and good will to Executive during the term of Executive's employment and will provide Executive with opportunities to become acquainted with the Company's customers, clients, suppliers, licensees, business partners, employees, contractors, and agents, to establish business relationships with them, and to have access to records detailing their business activities with the Company; (iv) Executive has become, and will continue to become, familiar with the Company's trade secrets and with other Confidential Information, as defined in Exhibit 4.1; (v) Executive's services to the Company have been and will continue to be unique in nature and of extraordinary value to the Company; and (vi) the Company would be irreparably damaged if Executive were to provide similar services, or reveal trade secrets or Confidential information, to any person or entity competing with the Company or engaged in a similar business. Accordingly, Executive agrees as follows:

8.1.1 For a period of one (1) year immediately following the termination of Executive's employment, regardless of whether Executive's termination is voluntary or involuntary, with or without cause, Executive shall not engage as an officer, director, partner, consultant, managerial employee, agent, principal, individual owner or proprietor, or otherwise, either for himself or on behalf of any other person, firm, partnership, corporation, association, or other entity, in any development, planning, marketing, sales, management, research or operational activities in any business engaged in the development of compound classes or technology platforms that the Company was actively involved with during the period of the Executive's employment.

8.2 Non-Solicitation. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to disrupt the Company's relationships with its

employees, contractors, consultants, agents, or customers for purposes of engaging in unfair competition with the Company. Accordingly, Employee agrees as follows:

8.2.1 During Executive's employment and for a period of one (1) year immediately following the termination of Executive's employment, regardless of whether Executive's termination is voluntary or involuntary, with or without cause, Executive shall not, either for himself or on behalf of or in conjunction with any other person, partnership, corporation, organization, or other entity, either solicit, divert, induce, or attempt to solicit, divert, or induce, any employee, contractor, consultant, or agent of the Company to sever or alter his, her, or its relationship with the Company, its divisions, subsidiaries, or affiliates, or otherwise interfere with or disrupt the Company's relationship with any of its employees, contractors, consultants, or agents.

8.2.2 During Executive's employment and for a period of one (1) year immediately following the termination of Executive's employment, regardless of whether Executive's termination is voluntary or involuntary, with or without cause, Executive shall not solicit, contact, divert, induce, or attempt to solicit, contact, divert, or induce, any actual or prospective customer or client of the Company with whom Executive has had material contact (as defined below) during the twelve (12) month period immediately preceding the termination of Executive's employment to sever or alter his, her, or its relationship with the Company or its subsidiaries, divisions, or affiliates (including, without limitation, making any negative statements or communications concerning the Company). For purposes of this section, "material contact" exists between Executive and an actual or prospective customer or client of the Company if Executive: (i) personally dealt with such customer or client; (ii) coordinated or supervised dealings with such customer or client; or (iii) obtained Confidential Information about such customer or client in the ordinary course of business through Executive's association with the Company; provided that "material contact" shall not exist if Executive had a relationship with such customer or client that predates Executive's employment with the Company and such customer or client became a customer or client of the Company without Executive using the resources or goodwill of the Company. The restriction contained in this section shall not prevent Executive from accepting business from customers or clients or prospective customers or clients of the Company who transfer their business in the absence of any conduct on the part of Executive that violates this covenant not to solicit.

8.3 Reasonable Restrictions. Executive hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company's trade secrets and Confidential Information, and further, are warranted to protect the Company in developing and maintaining its reputation, goodwill, and status in the marketplace. Employee specifically agrees that the time period and nature of the restrictions set forth in Sections 8.1 and 8.2 are reasonable and necessary to protect the Company's legitimate business interests and do not impose any limitations greater than those necessary to protect those interests.

8.4 Remedies. Executive hereby acknowledges and agrees that the services

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Executive has rendered and will continue to render to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Executive against the Company cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that any breach or threatened breach by Executive of any provision of Sections 4,6,7, or 8 of this Agreement shall cause irreparable harm to the Company, which harm cannot be reasonably or adequately compensated for by damages in an action at law. Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Executive agrees that, in addition to any other right or remedy the Company may have, the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of this Agreement by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to the Company at law or in equity. The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof. Executive agrees to pay any and all court costs, attorneys' fees, and related expenses incurred by the Company in successfully enforcing any provision of this Agreement, including without limitation, obtaining the injunctive relief provided by this provision.

9. Indemnification; Insurance.

9.1 Indemnification of Executive. Except as otherwise provided in this Agreement or by applicable law, in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith, except that nothing in this Section shall in any way relieve Executive of his obligation to the Company contained in Section 2.4 hereof. In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive's behalf, and subject to the provisions of this Section 9, the Company will pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use commercially reasonable efforts to discharge Executive's duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith and in a manner Executive reasonably believed to be in, or not opposed to, the best interests of the Company, except where Executive has exhibited gross, willful, or wanton negligence or misconduct, or has performed criminal or fraudulent acts that he had no reasonable cause to believe were unlawful and that materially damage the Company.

9.2 Insurance Provided by Company. As soon as practicable after the Effective Date, the Company shall obtain a directors and officers liability insurance policy covering all directors and officers of the Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board of Directors of the Company.

10. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by the Company on the basis of Executive's personal qualifications, experience, and skills. Executive shall have no right to assign and shall not assign or purport to assign any portion of Executive's performance or any other rights or obligations under this Agreement. This Agreement may not be assigned or transferred by the Company, provided that nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets or the assignment of this Agreement pursuant thereto. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

11. Additional Provisions.

11.1 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.2 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company, in writing, of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this Section 11.2.

Company's Notice Address:

Aviation Upgrade Technologies, Inc.
14785 Omicron Drive
Suite 104
San Antonio, Texas 78245-3222
Telephone: (210) 677-6000
Facsimile: (210) 677-6001

Executive's Notice Address: J. Michael Edwards
30907 Keeneland Drive,
Fair Oaks, Texas 78015
Telephone: (210) 602-2663

11.3 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.4 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

11.5 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles.

11.6 Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas located in Bexar County and the Federal Courts of the United States of America located in the Western District of Texas, San Antonio Division, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

11.7 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

11.8 Survival. All of those portions of this Agreement that require performance by Executive or the Company following termination of Executive's employment hereunder shall survive any termination of this Agreement.

11.9 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.10 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of

the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

11.11 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

11.12 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

COMPANY:

AVIATION UPGRADE TECHNOLOGIES, INC.

By:

Alexander L. Weis

Signature

Name Printed: Alexander L. Weis, Ph.D.

EXECUTIVE:

J. Michael Edwards

Signature

Name Printed: J. Michael Edwards

45555986.1

EXHIBIT 4.1

EMPLOYEE CONFIDENTIAL INFORMATION AGREEMENT

For good and valuable consideration, including my employment and continued employment by OncoVista, Inc., or its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with it (the "Company"), I agree as follows:

1. That the Company operates in a competitive environment, and that its success is due in part to the competitive advantage afforded it by its unique and proprietary trade secrets and other confidential information relating to: (1) anti-cancer, anti-fungal, anti-parasitic, and anti-malaria products and other drug-related compounds and ideas; and (2) the related marketing and business plan, as well as other business processes and product technologies, in which the Company has invested (and plans to continue investing) great time, effort, skill, and expense. I understand that the Company is unwilling to employ and compensate me, or to continue to employ and compensate me, but for the restrictions of this Agreement. I acknowledge that my employment by the Company may include inventing, discovering, initiating, or contributing to Confidential Information (as defined below) as an integral part thereof.

2. At all times before and after the termination of my service (for any reason, by the Company or by me) to keep all Confidential Information in strict confidence and secrecy, and not to disclose such Confidential Information to anyone, and not to use the Confidential Information in any way outside of my assigned responsibilities for the Company, except as expressly pre-authorized by the Company in writing. **"Confidential Information"** means any information or idea (whether or not a trade secret) relating to the business of the Company that is not generally known outside the Company (including information which may be available from sources outside the Company, but not in the form, arrangement, or compilation in which it exists within the Company); that the Company considers confidential; or that may tend to give the Company, or another party using it, any competitive advantage. **"Confidential Information"** includes, but is not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning the Company's competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections. Confidential Information does not include any information or idea that becomes generally known to and available for use by the public through no fault of mine. All documents

containing this information will be considered Confidential Information whether or not marked with any proprietary or confidential notice or legend.

3. This Agreement shall benefit and may be enforced by the Company, its successors or assigns, and shall bind me and any successors in interest, and may not be changed in whole or in part except in a writing signed by an authorized officer of the Company and me. This Agreement is governed by the law of the State of Texas. Any litigation commenced by a party and relating to this Agreement or its subject matter shall be within the exclusive jurisdiction of the courts of the State of Texas, Bexar County, or if the jurisdiction prerequisites exist at the time, the Federal Courts of New York with venue to be in the Western District of Texas, San Antonio Division, and the parties hereby waive any right in such litigation to object to personal jurisdiction and venue. The Company shall be entitled to preliminary, temporary, and permanent injunctive relief to restrain any violation of this Agreement by me, in addition to damages and other remedies. I agree to pay the Company's attorneys' fees and other costs of enforcing this Agreement, should I breach any provision of it. The Company may notify anyone subsequently employing or retaining me or evidencing any intention to employ or retain me as to the existence and provisions of this Agreement. No waiver of any provision of this Agreement (or any similar agreement with any other person) shall constitute or imply any continuing, other, or further waiver, and the Company shall be free to reinstate the waived term at any time and to enforce all other provisions of this Agreement at its sole discretion. This is the entire agreement concerning its subject matter. If I have a written employment agreement with the Company, I understand that my employment with the Company may be terminated by either me or the Company under the terms of that written agreement.

Having read and understood this Employee Confidential Information Agreement, I have willingly and voluntarily executed and unconditionally delivered this Agreement to the Company, effective as of 1st January 2008.

J. Michael Edwards
Employee's Name

[signature]
Signature